Exhibit 99.1

The Wilber Corporation Announces
Fourth Quarter 2006 Earnings

FOR IMMEDIATE RELEASE
DATE:	February 2, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, February 2, 2007 - The Wilber Corporation, parent company of Wilber National Bank, today reported Net Income of $2.201 million and Earnings per Share of $0.21 for the quarter ended December 31, 2006. By comparison, the Company’s Net Income and Earnings per Share for the quarter ended December 31, 2005, were $1.593 million and $0.14, respectively. The Company’s Return on Average Assets and Return on Average Equity for the fourth quarter of 2006 were 1.14% and 13.92%, respectively, as compared to 0.84% and 9.37% for the same quarter in 2005. Average Total Assets of the Company equaled $764.211 million for the fourth quarter of 2006, as compared to $751.365 million for the fourth quarter of 2005, a $12.846 million or 1.7% increase.

Douglas C. Gulotty, the Company’s President and CEO, commented, “We had a good fourth quarter. Our Earnings per Share was $0.07 greater in the fourth quarter of 2006 than in fourth quarter of 2005. During the fourth quarter of 2006, our Trust and Investment Division earned $555 thousand in fee income, compared to $401 thousand in the third quarter of 2006 and $437 thousand in the fourth quarter of 2005. We were also successful in generating $6.230 million in Net Interest Income during the fourth quarter of 2006 in spite of a very difficult interest rate environment. This compares to $6.243 million last quarter and $6.273 million in the same quarter last year. In addition, most of our asset quality measures remained within management’s goals during the quarter. Net loan charge-offs during the fourth quarter of 2006 were only $144 thousand or 0.14% of average loans outstanding (annualized).” This compares to net loan charge-offs during the fourth quarter of 2005 of $757 thousand or 0.75% of average loans outstanding (annualized). During the fourth quarter of 2006, the Company recorded $300 thousand in the Provision for Loan Losses. During the fourth quarter of 2005 the Company recorded $800 thousand in the Provision for Loan Losses, a significant portion of which was due to the deterioration in the financial condition of one of the Company’s large borrowers during that quarter. This is a $500 thousand decrease between the periods.

Net Income and Earnings per Share for the year ended December 31, 2006 were $7.152 million and $0.66 respectively. By comparison, Net Income and Earnings per Share for the year ended December 31, 2005 were $7.744 million and $0.69, respectively. This represents a 7.6% decrease in Net Income and a 4.3% decrease in Earnings per Share. Return on Average Assets and Return on Average Equity for 2006 were 0.95% and 11.20% respectively, as compared to 1.02% and 11.40% for 2005.

Mr. Gulotty noted, “During 2006, our earnings were negatively impacted by the difficult interest rate environment and the June 2006 floods that devastated several communities in our core markets. The floods are behind us, but unfortunately we are still contending with a difficult interest rate environment. A 1% increase in short-term interest rates during the first half of 2006 drove up both our earning asset yields, particularly our variable rate loan portfolio, and our funding costs, as customers moved their deposit funds from low-cost savings and NOW accounts to higher cost money market deposit accounts and certificates of deposit. However, in the second half of the year, the Federal Open Market Committee left the Federal funds rate unchanged at 5.25%, which slowed the improvements in earning asset yields, while our customers continued to transfer their deposit funds into the higher cost categories.”

Mr. Gulotty continued, “Although earnings were down in 2006 (as compared to 2005), I am pleased with some of the progress we made in executing our strategic plan. During the year we opened a full-service branch in Kingston, New York and announced that we will be acquiring Provantage Funding Corporation located in Clifton Park, New York. The Kingston branch expands our geographic footprint into the Hudson Valley, an area of New York State that we believe will provide strong commercial opportunity. Provantage will allow us to enter the lucrative Saratoga County market and improve our competitiveness in our core markets by expanding our mortgage product offerings.” Mr. Gulotty further indicated that he expects the Provantage acquisition to be completed during the first quarter of 2006.

In related news, the Company reported last week that it declared a $0.095 per share quarterly dividend payable on February 23, 2007 to shareholders of record on February 9, 2007.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and a loan production office located in Syracuse, New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank operates as a traditional commercial bank in its central New York market. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments and investment securities. The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending, and to a lesser extent, agricultural lending The Bank provides personal trust, agency, estate administration and retirement planning services for individuals, as well as custodial and investment management services to institutions through its Trust and Investment Division. It also offers stocks, bonds and mutual funds through a third party broker-dealer firm and a full line of life, health and property, and casualty insurance products through its insurance agency subsidiary, Mang-Wilber LLC. The Bank currently has 255 full time equivalent employees. Additional information about Wilber can be found at their website www.wilberbank.com.

Provantage is a Licensed NYS Mortgage Banker headquartered in Clifton Park, New York. Provantage offers a large variety of mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans. Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady and Albany counties. Additional information about Provantage can be found at their website: www.ProvantageFunding.com.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the twelve
	months ended December 31,		months ended December 31,
Condensed Income Statement	2006	2005(3)	2006	2005(3)
Net interest income	$6,230	$6,273	$24,981	$25,380
Provision for loan losses	300	800	1,560	1,580
Net interest income after provision for loan losses	5,930	5,473	23,421	23,800
Noninterest income	1,593	1,288	5,969	5,625
Noninterest expense	4,618	4,663	20,032	18,966
Income before taxes	2,905	2,098	9,358	10,459
Income taxes	704	505	2,206	2,715
Net income	$2,201	$1,593	$7,152	$7,744

Share and Per Share Data
Average common shares outstanding (in thousands)	10,569	11,159	10,813	11,170
Period-end common shares outstanding (in thousands)	10,569	11,146	10,569	11,146

Net income per share	$0.21	$0.14	$0.66	$0.69

Cash dividends declared	$0.095	$0.095	$0.38	$0.38

Book value per common share	$5.99	$6.08	$5.99	$6.08

Period-end Balances
Total Assets	$761,981	$752,728	$761,981	$752,728
Earning Assets	709,811	706,096	709,811	706,096
Loans, gross	405,832	403,665	405,832	403,665
Allowance for loan losses	6,680	6,640	6,680	6,640
Deposits	629,044	604,958	629,044	604,958
Shareholders’ equity	63,332	67,717	63,332	67,717

Average Balances
Total Assets	$764,211	$751,365	$751,995	$755,665
Earning Assets	722,588	708,821	710,345	713,697
Loans, gross	401,883	399,402	402,200	398,616
Allowance for loan losses	6,526	6,375	6,358	6,376
Deposits	630,536	597,005	616,320	598,504
Shareholders’ equity	62,749	67,448	63,849	67,950

Key Ratios
Earnings:
Return on average assets	1.14%	0.84%	0.95%	1.02%
Return on average equity	13.92%	9.37%	11.20%	11.40%
Net interest margin (tax-equivalent)	3.74%	3.78%	3.81%	3.82%
Efficiency ratio (1)	55.52%	57.42%	61.14%	57.67%

Asset Quality
Net loan charge-offs to average loans, annualized	0.14%	0.75%	0.38%	0.30%
Allowance for loan losses to period-end loans	1.65%	1.64%	1.65%	1.64%
Allowance for loan losses to non-performing loans (2)	264%	164%	264%	164%
Non-performing loans to period-end loans	0.62%	1.00%	0.62%	1.00%
Non-performing assets to period-end loans and other real estate	0.65%	1.01%	0.65%	1.01%

Common Stock Data
Company’s common stock ($0.01 par value per share) trades on	2006	High Trade	High Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	4th Quarter	$10.25	$9.51	$0.095
	3rd Quarter	$10.50	$9.85	$0.095
	2nd Quarter	$11.35	$10.20	$0.095
	1st Quarter	$10.85	$9.90	$0.095

	2006	High Trade	High Trade	Dividend
	4th Quarter	$12.00	$10.84	$0.095
	3rd Quarter	$12.27	$11.80	$0.095
	2nd Quarter	$12.45	$12.00	$0.095
	1st Quarter	$12.90	$11.94	$0.095

(1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.